Exhibit 10.2

Baker Hughes Company Restricted Stock Unit Award Agreement For [●] (“Participant”)

1.Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes Company 2021 Long-Term Incentive Plan (the “Plan”).

2.Grant. The Committee of Baker Hughes Company (the “Company”) has granted Restricted Stock Units, with Dividend Equivalents as described in paragraph 3 (“RSUs”), to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). Each RSU entitles the Participant to receive from the Company (i) one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to stockholders as set forth in paragraph 3, each in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.

3.Dividend Equivalents. Until such time as the following restrictions lapse or the RSUs are cancelled, whichever occurs first, the Company shall establish an amount to be paid to the Participant equal to the number of RSUs subject to restriction times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company shall accumulate Dividend Equivalents and, upon the date that restrictions lapse, will pay the Participant an amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest). Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. Dividend Equivalents will be paid in cash or in Shares, or in a combination of cash and Shares, as determined by the Committee in its discretion.

4.Lapse of Restrictions. Except as specified below, restrictions on the number of RSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services will lapse on the third anniversary of the Grant Date (the “Normal Restriction Lapse Date”) only if the Participant has been continuously employed by the Company or one of its Subsidiaries to such date, such that on the Normal Restriction Lapse Date the restrictions will lapse as to all of the RSUs subject to this Award Agreement. The RSUs shall be immediately cancelled upon the date of the Participant’s Termination of Employment except as follows:

a.Termination of Employment Due to Death. If prior to the Normal Restriction Lapse Date the Participant incurs a Termination of Employment as a result of the Participant’s death, then restrictions on all RSUs shall immediately lapse.

b.Involuntary Termination Without Cause Following Certain Transactions. If prior to the third anniversary of the Grant Date (1) the Participant incurs an Involuntary Termination during the 24-month period following a Change in Control or (ii) during the 24-month period following a Covered Transaction the Participant incurs and Involuntary Full Severance of Employment in Connection With a Covered Transaction, on the date of the Participant’s Involuntary Termination restrictions on all RSUs shall immediately lapse. For the avoidance of doubt, the 24-month period following a Change in Control or a Covered Transaction includes the date of the consummation of the Change in Control or the Covered Transaction.

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c.    Occurrence of Total Disability. If on or after the first anniversary of the Grant Date and prior to the Normal Restriction Lapse Date, the Participant incurs a Total Disability, restrictions on all RSUs shall immediately lapse.

d.     Other Involuntary Termination. If, prior to the Normal Restriction Lapse Date and on or after the first anniversary of the Grant Date, the Participant incurs an Involuntary Termination (as determined by the Committee in its sole discretion) and none of paragraphs 4a, 4b, or 4c is applicable, then restrictions on the Pro-Rata Portion of the RSUs shall immediately lapse on the date of the Participant’s Involuntary Termination and the remaining RSUs covered by this Award shall be immediately cancelled. For purposes of this Award, the “Pro-Rata Portion” shall mean the total number of RSUs covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of termination and the denominator of which is 36.

e.    Termination of Employment Due to Other Reasons. If the Participant incurs a Termination of Employment for any reason other than as specified in paragraphs 4a, 4b, 4c, or 4d, then the RSUs shall be immediately cancelled.

f.     Definitions. For purposes of this Award Agreement, the following terms have the meanings specified below:

(i) “Company Group” means the Company and entities that, at the relevant times through the date of the Participant’s Termination of Employment, are Subsidiaries.
(ii) “Covered Transaction” means a transaction other than a Change in Control that, in the determination of the Committee in its sole discretion, involves either (i) the formation of a joint venture to which the Company contributes assets or businesses comprising at least 30% of the Company (as measured in terms of assets, revenue, cash flow, net income and/or other parameters, in the discretion of the Committee) (a “Covered Business”) and in which the Company retains an equity interest of at least 40%, or (ii) the disposition to the Company’s shareholders of a Covered Business.
(iii) “Involuntary Full Severance of Employment in Connection With a Covered Transaction” means an Involuntary Termination incurred in connection with the Covered Transaction as determined by the Committee in its sole discretion; provided, however, that a Participant shall not incur an Involuntary Full Severance of Employment in Connection With a Covered Transaction if, prior to the Normal Restriction Lapse Date (i) the Participant receives an offer of employment from a Qualifying Successor (whether or not the Participant accepts such offer of employment) unless such offer of employment is for materially diminished base salary as compared to the Participant’s base salary in effect immediately prior to the consummation of the Covered Transaction as determined by the Committee in its sole discretion, or (ii) the Participant transfers to, or continues the employment with, a Qualifying Successor on or following a Covered Transaction.
(iv) “Involuntary Termination” means the Termination of Employment of the Participant (i) because the Participant’s position with the Company Group is eliminated, (ii) because the Participant and the Company, or any Subsidiary (or, upon or following a Change in Control, any of their successors), terminates the employment of the Participant without Cause, (iii) because the Participant is no longer employed within the Company Group because the Participant becomes or remains employed by a Qualifying Successor, (iv) because on or within 24 months following and in connection with a Covered Transaction (as determined by the Committee in its sole discretion) the Participant resigns from employment with the Company, or any Subsidiary due to a material diminution of the Participant’s base salary (as determined by the Committee in its sole discretion) within such period; provided that the Participant delivers written notice to the Participant’s employer, either the Company or a Subsidiary (as applicable), of Participant’s

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intention to terminate employment within 30 days following the occurrence of such material diminution of base salary and the Company or Subsidiary (as applicable) has not, within 30 days following receipt of such written notice, corrected such diminution (in which case such resignation shall be effective immediately upon the expiration of the cure period or such other date that would remain within the short term deferral period for purposes of Section 409A as agreed in writing by the Participant and such employer), or (v) because, on or within 24 months following a Change in Control, the Participant resigns from employment with the Company, or any Subsidiary (or, upon or following a Change in Control any of their successors), due to a reason that would qualify as an event that is a “Good Reason” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan (as determined by the Committee), whether or not the Participant is a participant in the Baker Hughes Company Executive Change in Control Severance Plan; provided, however, provided that the Participant delivers written notice to the Committee of Participant’s intention to terminate employment within 30 days following the occurrence of the Good Reason event and the Company or Subsidiary (or, upon or following a Change in Control any of their successors) as applicable, has not, within 30 days following receipt of such written notice, corrected such Good Reason event (in which case such resignation shall be effective immediately upon the expiration of the cure period or such other date that would remain within the short term deferral period for purposes of Section 409A as agreed in writing by the Participant and the Participant’s employer (for the avoidance of doubt, treating all references to Committee for purposes of this clause (v) as the “Committee” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan). For purposes of this Award Agreement, an “Involuntary Termination” does not include (i) a Termination of Employment for Cause, (ii) the Participant’s death or Termination of Employment due to disability or retirement, (iii) a voluntary Termination of Employment by the Participant, or (iv) the transfer or continuation of the employment of the Participant to or with the Company or an entity that is then a Subsidiary (or, following a Change in Control, any of their successors).
(v)“Pro-Rata Portion” shall mean the total number of RSUs covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of termination and the denominator of which is 36.
(vi)“Qualifying Successor” means (1) an entity (or entities) holding assets or businesses comprising a Covered Business that is disposed of to the Company’s shareholders in a Covered Transaction and entities that are affiliated with such entity under section 414 of the Code, (2) a joint venture to which the Company contributes assets or businesses comprising a Covered Business and entities that are affiliated with such entity under section 414 of the Code.
(vii)“Termination of Employment” means the Participant is no longer employed by the Company or any entity that is a Subsidiary without a contemporaneous transfer of employment to the Company or an entity that is then a Subsidiary.
(viii)“Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries.
5.Issuance and Withholding Tax. Upon the Normal Restriction Lapse Date, or such earlier date the restrictions lapse pursuant to paragraph 4, the Company shall issue to the Participant such Shares with respect to the portion, if any, of the RSUs for which the restrictions lapse in accordance with this Award Agreement. No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory

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to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.

6.Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the RSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; and provided further that no such consent shall be required with respect to any amendment, alteration or termination of the RSUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 7. Notwithstanding the foregoing, no amendment of the RSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A of the Code (“Section 409A”). Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

7.Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs, any Shares issued in settlement of the RSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

8.Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

9.Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan administer and maintain the data regarding the Plan, the participants and the awards granted to participants for all employees in the Company Group worldwide. Participant authorizes the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Employee Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Employee Personal Data”). Participant further acknowledges that Participant understands that the countries to which Participant’s Employee Personal Data may be transferred may have data protection standards that are different than those in Participant’s home country and that offer a level of data protection that is less than that in Participant’s home country. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant the RSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

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10.Repatriation; Compliance with Law. Participant agrees to repatriate all payments attributable to the Shares acquired under the Plan in accordance with applicable foreign exchange rules and regulations in Participant’s country of employment (and country of residence, if different). In addition, Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in Participant’s country of employment (and country of residence, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal obligations under local laws, rules and/or regulations in Participant’s country of employment and country of residence, if different).

11.Electronic Delivery. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, Participant also hereby consent to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

12.Nontransferability. Except as specified in this Agreement, this Award and this Agreement are not transferable or assignable by Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.

13.Section 409A. This Award is intended to be exempt from Section 409A. In no event will payment under this Award be made later than the date that is 2 ½ months after the calendar year in which the forfeiture restrictions under this Award lapse. To the extent applicable, the Plan and any award document governing an award granted under the Plan (“Award Document”) shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

14.Adjustments to Award. This Award is subject to adjustments pursuant to Section 4b of the Plan. In the event of any conflict or inconsistency between the Plan and any Award Document, the Award Document shall govern and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.

15.Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and

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no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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